Exhibit 10.27

OCEANFIRST FINANCIAL CORP.

2011 CASH INCENTIVE COMPENSATION PLAN

FORM OF

COVERED OFFICER AWARD AGREEMENT

This Covered Officer Award Agreement (the “Award Agreement”) made as of [Date] by and between OceanFirst Financial Corp., a Delaware corporation (the “Corporation”), and [Name] (the “Employee”).

WHEREAS, the Corporation sponsors the OceanFirst Financial Corp. 2011 Cash Incentive Compensation Plan (the “Plan”); and

WHEREAS, the Corporation desires to encourage the Employee to remain an employee of the Corporation and, during the Performance Period specified below to contribute substantially to the financial performance of the Corporation and, to provide that incentive, the Corporation has granted the Employee an Award under the Plan subject to terms and conditions set forth in the Plan and this Award Agreement; and

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, the Corporation, acting through its Human Resources/Compensation Committee of its Board of Directors (the “Committee”), and the Employee agree as follows:

1. Grant. The Committee hereby grants to the Employee an Award, subject to the terms and conditions of the Plan and this Award Agreement (“this Award”).

2. Performance Period. The Performance Period to which this Award relates is the             -month period beginning on                     .

3. Target Award. The target amount payable under this Award is $             (the “Target Bonus”). The Individual Award Opportunity, which is the maximum amount payable under this Award, is $            .

4. Conditions. This Award is subject to the vesting and performance conditions set forth in Exhibits A and B to this Award Agreement, which are incorporated herein by reference. No part of this Award will be paid until the Committee certifies that these vesting and performance conditions have been attained. The Committee cannot delegate this certification function.

5. Withholding. The Corporation or its direct or indirect subsidiary may withhold from any payment to the Employee pursuant to this Award all taxes, including social security taxes, which the Corporation or its direct or indirect subsidiary is required or otherwise authorized to withhold with respect to such payment.

6. Clawback. This Award is subject to forfeiture or “clawback” to the extent required by law or pursuant to such forfeiture or clawback policy as may be adopted by the Corporation’s Board of Directors from time to time.

7. Employee Representations. In connection with this Award, the Employee represents the following:

(a) The Employee has reviewed with the Employee’s own tax advisors, the federal, state, local and foreign tax consequences of this Award Agreement and the transactions contemplated hereby. The Employee is relying solely on such advisors and not on any statements or representations of the Corporation or any of its agents. The Employee understands that the Employee (and not the Corporation) shall be responsible for the Employee’s own tax liability that may arise as a result of this Award Agreement and the transactions contemplated hereby.

(b) The Employee has received, read and understood this Award Agreement and the Plan and agrees to abide by and be bound by their respective terms and conditions.

(c) The Employee understands that the Committee may use its negative discretion to reduce or eliminate the amount of this Award.

8. Miscellaneous.

(a) Governing Law. This Award Agreement, including the Exhibits hereto, shall be governed and construed in accordance with the domestic laws of the State of New Jersey without regard to its principles of conflicts of laws.

(b) Successors. The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto.

(c) Entire Agreement; Amendment. This Award Agreement and the Plan contain the entire understanding between the parties hereto with respect to the subject matter of this Award and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Award Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail. This Award Agreement may not be amended or modified without the written consent of the Corporation, acting through the Committee, and the Employee.

(d) Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which together shall constitute one document.

IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed on its behalf, and said the Employee has hereunto set his or her hand, all as of the date first set forth above.

2

OCEANFIRST FINANCIAL CORP.

By:
Chair, Human Resources/ Compensation Committee

EMPLOYEE

3

EXHIBIT A

VESTING CONDITIONS

This Award will not be paid, in whole or in part, unless the Employee is actively employed by the Corporation or one of its subsidiaries on the date this Award is paid.

This Award is also contingent upon the approval of the Plan by the shareholders of the Corporation on or before December 31, 2011.

A-1

EXHIBIT B

PERFORMANCE CONDITIONS

1. Performance Thresholds. This Award will not be paid, in whole or in part, if the Corporation’s net income for 2011 is less than $2,122,000.

2. Calculation of Bonus. Provided the performance threshold set forth in Section 1 above is met, the portion of this Award payable will be equal to A x B x C, subject to a maximum of 150% of A, where:

A =	Target Bonus;

B =	Bank Performance Multiplier (not to exceed 1.5); and

C =	Individual Performance Multiplier (not to exceed 1.5).

(a) Bank Performance Multiplier. The Bank Performance Multiplier shall be based on the following table:

Performance Measure (Weight)	Goals		Earned Percentage
Earnings Per Share (50%)	Less than Threshold	Less than $0.91/share	0%
	Threshold	$0.91/share	50%
	Target	$1.17/share	100%
	Superior	$1.28/share or more	150%
Efficiency Ratio (25%)	Less than Threshold	More than 60.50%	0%
	Threshold	60.50%	50%
	Target	57.40%	100%
	Superior	55.80% or less	150%
Total Shareholder Return Against Peers (25%)	Less than Threshold	below 8th of 16	0%
	Threshold	8th of 16	50%
	Target	10th of 16	100%
	Superior	12th of 16	150%

subject to the following rules of application:

i.	Earnings Per Share (EPS) is the Corporation’s 2011 diluted earnings per share.

B-1

ii.	Efficiency Ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

iii.	Total Shareholder Return Against Peers (TSR) measures how the Corporation’s stock and dividend performance for 2011 fare compared to similar financial institutions selected by the Committee, calculated comparing weighted average trading prices.

iv.	The Bank Performance Multiplier shall be based on the sum of the earned percentage for each of the three categories multiplied by the respective weight for that category.

v.	If the actual performance for any of the three categories is between Threshold and Target, or between Target and Superior, the earned percentage for that category shall be interpolated based on the earned percentages for Threshold, Target and Superior as set forth above.

vi.	If the actual performance for any of the three categories is more than Superior, the earned percentage for that category shall be limited to 150%.

(b) Individual Performance Multiplier. The Individual Performance Multiplier shall be determined by the Committee in its sole discretion. For purposes of setting the Individual Award Opportunity, the Committee has set the Individual Performance Multiplier at 1.5, but will use its discretion to negatively adjust the Individual Performance Multiplier to whatever level the Committee deems appropriate based upon its determination of the Employee’s performance for 2011.

B-2